UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 30, 2011

HOUSTON WIRE & CABLE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-52046	36-4151663
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

10201 North Loop East
Houston, TX	77029
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 609-2100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 30, 2011, (i) HWC Wire & Cable Company (the “Subsidiary”), a wholly-owned subsidiary of Houston Wire & Cable Company (the “Company”), entered into the Third Amended and Restated Loan and Security Agreement, dated as of September 30, 2011 (the “2011 Loan Agreement”), among the Subsidiary, as borrower, the lenders named therein and Bank of America, N.A., as agent, and (ii) the Company executed a Second Amended and Restated Guaranty, dated as of September 30, 2011 (the “Guaranty”), whereby it agreed to guarantee the obligations of the borrowers under the 2011 Loan Agreement.

The 2011 Loan Agreement amends and restates the Subsidiary’s existing loan and security agreement.  The 2011 Loan Agreement provides a $100 million revolving credit facility, including a $10 million subline for letters of credit.  Availability under the 2011 Loan Agreement is limited to a borrowing base equal to 85% of the value of eligible accounts receivable, plus 65% of the value of eligible inventory, less certain reserves.  The 2011 Loan Agreement expires on September 30, 2016.  Borrowings under the 2011 Loan Agreement bear interest at the British Bankers Association LIBOR Rate plus 125 to 200 basis points based on availability, if a LIBOR loan, or at a fluctuating rate equal to the greatest of the agent’s prime rate, the federal funds rate plus 50 basis points, or 30-day LIBOR plus 150 basis points, if a Base Rate loan.  Unused commitment fees are 25 or 30 basis points, depending on the amount of the unused commitment.  The 2011 Loan Agreement is secured by a lien on substantially all the property of the Company, other than real estate.

The 2011 Loan Agreement requires the Company to comply with a fixed charge coverage ratio and also contains affirmative and negative covenants customary for credit facilities of this type relating to the operations and management of the Company and its subsidiaries, including limitations on indebtedness, liens, investments, mergers and acquisitions, dispositions of assets, cash dividends and transactions with affiliates.  The 2011 Loan Agreement provides for customary events of default, including the failure to pay principal, interest or fees when due, the failure to comply with covenants, the acceleration of the maturity under another agreement involving indebtedness in excess of $1 million due to breach, the inaccuracy in any material respect when made of any representation or warranty made by the Company or the Subsidiary, the commencement of certain insolvency or receivership events affecting the Company or any of its subsidiaries and the occurrence of a change in control of the Company.  Upon the occurrence of an event of default, the commitments of the lenders may be terminated and all outstanding obligations of the borrowers under the 2011 Loan Agreement may be declared immediately due and payable.

The Guaranty sets forth the Company’s unconditional, irrevocable guaranty with respect to all obligations of the borrowers under the 2011 Loan Agreement.

Copies of the 2011 Loan Agreement and the Guaranty are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

10.1	Third Amended and Restated Loan and Security Agreement dated as of September 30, 2011, among HWC Wire & Cable Company, as borrower, the lenders named therein and Bank of America, N.A., as agent.

10.2	Second Amended and Restated Guaranty of Houston Wire & Cable Company, dated as of September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2011	HOUSTON WIRE & CABLE COMPANY

	By:	/s/ Nicol G. Graham
		Name:	Nicol G. Graham
		Title:	Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amended and Restated Loan and Security Agreement dated as of September 30, 2011, among HWC Wire & Cable Company, as borrower, the lenders named therein and Bank of America, N.A., as agent.

10.2	Second Amended and Restated Guaranty of Houston Wire & Cable Company, dated as of September 30, 2011.